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                                                                   EXHIBIT 10.75


The Harvey Entertainment Company
1999 Avenue of the Stars
Suite 2050
Los Angeles, CA 90067


        Re:  AMENDMENT TO MERCHANDISING DEAL


Gentlemen:

               The Harvey Entertainment Company, through its predecessors Harvey Comics Entertainment, Inc., Harvey Comics, Inc. and HMH Communications, Inc. (the Harvey Entertainment Company and its predecessors hereinafter "Harvey") has granted to Universal Studios, Inc. through its predecessor MCA, Inc. (Universal Studios, Inc. and its predecessor hereinafter "Universal" and Harvey and Universal each a "Party" and together "Parties") certain merchandising rights with respect to Harvey's Characters and Products featuring those Characters pursuant to a Memorandum of Distribution Agreement (in its unamended form the "Original Form of Agreement") dated as of December 7, 1990 (the "Original Agreement Date").

               Since the Original Agreement Date, the Parties amended the Original Form of Agreement by letter agreements dated as of April 22, 1993 and September 28, 1993 (the "Letter Amendments"). The Parties have also entered into certain other agreements pursuant to or in furtherance of the terms of the Original Form of Agreement as previously amended, namely, that certain letter dated May 19, 1995 as amended by an agreement dated as of August 1, 1996 related to certain Products featuring the Character known as "Baby Huey" (the "Baby Huey Agreement"), that certain letter agreement dated as of September 22, 1994 related to the Universal/Harvey Animation Studio (the "PSO Agreement"), that certain agreement dated as of March 15, 1992 related to domestic distribution of home video product from the Harvey Library (the "Distribution Acquisition Agreement"(no longer in force)), and that certain agreement dated as of March 26, 1996 related to the distribution of certain television programs featuring the Character known as "Casper" (the "Television Distribution Agreement"). The Parties have also entered into an Amended and Restated Memorandum of Distribution Agreement (the "Amended and Restated Agreement") amending the Original Form of the Agreement based on that certain "Term Sheet for Universal/Harvey Restated Agreement" (the "Term Sheet") entered into on May 15, 1997 (the "Settlement Date"), and effective as of the Settlement Date.

               After the Original Form of Agreement was entered into certain disputes arose between us over the scope of the Parties' merchandising rights under the agreements referenced hereinabove. Consequently, a letter agreement was negotiated between the Parties and a draft dated October 29, 1996 (the "Merchandising Amendment Draft") was created by Universal but not executed. The Term Sheet includes changes to the Merchandising Amendment Draft which are incorporated in this letter, which is substantially in the form of the Merchandising Amendment Draft. Also incorporated in this letter is a proposed side letter regarding foreign licensing agents and other matters (the "Merchandising Side Letter") dated November 1966.


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This letter (the "Merchandising Amendment") memorializes our agreement to amend and restate our respective rights and obligations regarding Merchandising rights under all prior agreements.


               Except as otherwise provided in this Merchandising Amendment, this Merchandising Amendment therefore replaces and supersedes, effective as of January 21, 1997 (the "Merchandising Amendment Date") all prior agreements (including the Baby Huey Agreement, the PSO Agreement, the Television Distribution Agreement, the Distribution Acquisition Agreement (no longer in force), the Letter Amendment, and Article 5 of the Original Form of Agreement and of the Amended and Restated Agreement) made and entered into prior to the Settlement Date insofar as they concern or relate to Merchandising rights and settles any and all existing disputes between Universal and Harvey related to such rights pursuant to Paragraph 7.2 of the Amended and Restated Agreement. For Merchandising licensing agreements which commenced prior to the Merchandising Amendment Date, the provisions of such agreements shall be effective. Such Merchandising licensing agreements written by Universal prior to the Merchandising Amendment Date shall remain in full force, and the respective rights and obligations of the Parties under the provisions of Article 5 of the Amended and Restated Agreement or Paragraph 14 of the PSO Agreement, as the case may be, shall remain in force with respect to such licenses until such licenses expire by their terms without regard to this Merchandising Amendment. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Amended and Restated Agreement. The Parties hereby agree as follows:

        1. DEFINITIONS:

               a. MERCHANDISING: For the purposes of this Merchandising Amendment, Merchandising shall mean Exploitation through merchandising, including Promotional Tie-Ups as defined below, and publishing, and shall include without limitation, direct response Merchandising licensing and/or sales, Merchandising sales over the internet, and licensing interactive games and software, but shall exclude Exploitation of comic books in any format and Filmed Entertainment Products (including but not limited to videos).

               b. REVENUES FROM FILMED ENTERTAINMENT PRODUCTS: For purposes of clarification, Universal shall not be entitled under this Merchandising Amendment to share, in any form, revenues from any filmed entertainment Product (including without limitation video) sold in connection with a Promotional Tie-Up or other Merchandising activity for a Product which is not produced or released by Universal. Nor shall Universal be entitled under this agreement to share in any non-Merchandising revenues received by Harvey for any filmed entertainment Product not produced or released by Universal, including without limitation any direct-to-video not produced or released by Universal or any work-for-hire done by Universal for Harvey.

               c. CASPER CHARACTERS: For the purposes of this Merchandising Amendment, Casper Characters shall have the same definition as that stated in
Schedule 1 of the Amended and Restated Agreement.

               d. CASPER FEATURE NEW PICTURE: For purposes of this Merchandising



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Amendment, Casper Feature New Picture shall mean a Filmed Entertainment Product constituting a Feature New Picture, other than the original release of the 1995 Casper Feature (including home video devices that include such Picture) featuring a Casper Character or in the title for which there is included the name of a Casper Character as a reference to such Character, which is produced or released by Universal (or the rights to the production or distribution of which are otherwise acquired by Universal in connection with the exercise of its First Negotiation Right under the Amended and Restated Agreement).

               e. HARVEY FAMILY ENTERTAINMENT CENTER: For purposes of this Merchandising Amendment, Harvey Family Entertainment Center shall mean an entertainment facility which does not constitute a Theme Park within the meaning of the Amended and Restated Agreement.

               f. HARVEY RETAIL STORES: For purposes of this Merchandising Agreement, Harvey Retail Stores shall be (x) free standing stores that have either the Casper or Harvey name in the name of the store and that carry merchandise that is primarily based on Harvey Characters, and (y) clearly distinguishable stores-within-stores meeting the following criteria:

                             (A) The store within-a-store must be comprised of a
least 1,000 contiguous square feet of space that is a permanent installation (i.e., not transitory or tied to any event or season);

                             (B) The store-within-a-store must be in place prior
to the giving of the Initial Notice with respect to the Theatrical Preclusion Period in question (or Non-TPP Preclusion Notice with respect to a Harvey Preclusion Period when there is no Theatrical Preclusion Period);

                             (C) The store-within-a-store may not be installed
within the stores of more than one major retailer per region (in addition to a national retailer in the U.S.); and

                             (D) Each store-within-a-store must carry
merchandise exclusively (except for de minimis items) based on Harvey Characters and must have either the Casper or Harvey name in the title of the distinguishable store-within-a-store area.

               g. PROMOTIONAL TIE-UPS: For the purposes of this Merchandising Amendment, Promotional Tie-Ups shall refer to a type of advertising, marketing or Exploitation in which some product, service or commodity (in addition to a particular Product) is advertised, marketed or sold in conjunction with such particular Product. Promotional Tie-Ups shall include promotions, premium items, commercial tie-ins and tie-ups and sponsorships.

        2. HARVEY'S MERCHANDISING RIGHTS FOR CHARACTERS OTHER THAN CASPER
           CHARACTERS:

               Except as otherwise provided in this Merchandising Amendment for Merchandising licensing agreements which commenced prior to the Merchandising Amendment



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Date, the Parties hereby agree to terminate the provisions of Section V of the
Amended and Restated Agreement. The Parties further agree that Merchandising rights for (x) all Characters other than the Casper Characters, and for (y) all Products other than those Products featuring the Casper Characters, shall revert to Harvey. Harvey's Merchandising rights and obligations in the Casper Characters and Products featuring the Casper Characters are set forth in Paragraph 4 below. During periods beginning with and following the Merchandising Amendment Date, Harvey shall not be required to share any Merchandising revenues with Universal, except as provided in Paragraph 4 below which applies solely to the Casper Characters and Products featuring the Casper Characters. Notwithstanding anything in this Merchandising Amendment to the contrary, the terms of the Baby Huey Agreement with respect to Merchandising revenues for the "Baby Huey" character shall remain in force and unmodified.

        3. MERCHANDISING RIGHTS FOR NEW CHARACTERS WHICH ARE NOT UNIVERSAL NEW
           ELEMENTS:

               For purposes of clarification, all New Characters which are not Universal New Elements, even if such New Character is created for or first appears in a non-Universal produced Casper Product (such as a non-Universal produced Casper direct-to-video), are governed by the terms of Paragraph 2; i.e., Merchandising rights for such New Characters shall revert to Harvey, and during periods beginning with and following the Merchandising Amendment Date, Harvey shall not be required to share any Merchandising revenues for such New Characters with Universal. Thus, for example, if any New Characters are created in the first live action Casper direct-to-video produced by Saban-Fox, all such characters shall be governed by Paragraph 2 (and this paragraph), and shall not be considered Casper Characters as defined herein.

        4. HARVEY'S MERCHANDISING RIGHTS FOR THE CASPER CHARACTERS AND PRODUCTS:

               a. MERCHANDISING LICENSING AGENT: Harvey shall, subject to the terms of this Merchandising Amendment, be the exclusive Merchandising licensing agent for the Casper Characters and Products featuring the Casper Characters, except as provided in Paragraph 6 below. Harvey shall pay to Universal (in lieu of any Merchandising participation to Universal under any other agreements with Harvey with respect to the Casper Characters) an amount equal to one-half of all Merchandising gross revenues received by Harvey in connection with the Casper Characters and Products featuring the Casper Characters in all media, including without limitation any "Casper" direct-to-video (live action or animated), whether or not produced by Universal, during the term hereof, specifically excluding any revenues received by Harvey (x) directly from Universal Theme Parks (as defined in Schedule 1 of the Amended and Restated Agreement), (y) in connection with any Harvey Family Entertainment Center, and (z) in connection with a Feature New Picture not produced by Universal featuring Spooky, Poil or Nightmare (and no other Casper Characters), after deducting only the following amounts:

                      (A) Costs of up to 10% of gross revenues incurred by Harvey in the exercise of its Merchandising rights under this paragraph, not including amounts otherwise deducted under paragraphs (C) and (D) below;

                      (B) Actual out-of-pocket third party foreign agent fees, or commissions



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paid to foreign agents, of up to 25% of gross revenues attributable to such foreign agent paid in connection with the Merchandising rights under this paragraph;

                      (C) Overhead amounts under Paragraph 9, if applicable; and

                      (D) Merchandising-related copyright and trademark expenses and litigation to protect or enforce merchandising-related copyright or trademark rights in the Casper Characters or related to the specific Product featuring the Casper Characters.

               b. MERCHANDISING GROSS REVENUES: For purposes of this Merchandising Amendment, gross revenues received by Harvey shall mean (x) for Merchandising Exploitation by licensees, and all amounts received by Harvey from such licensees (including all revenues from Promotional Tie-Ups, other than revenues received by Harvey from the sale of Filmed Entertainment Products sold in connection with a Promotional Tie-Up), and (y) for Merchandising Exploitation by Harvey, an amount equal to 10% of the costs incurred by Harvey in connection with such Merchandising.

               c. COSTS: For purposes of this paragraph, costs shall be defined as all out-of-pocket direct expenses paid by or on behalf of Harvey in good faith to third parties in connection with the exercise of Merchandising rights under this paragraph, including without limitation artwork and licensing kit development and reproduction costs, freight, travel and entertainment directly related to the Casper Characters, tradeshow expenses directly related to the Casper Characters and Products featuring the Casper Characters, and directly related promotional, marketing and advertising expenses. Costs shall also include overhead, which is defined as employees' salaries and occupancy costs, as well as appropriately allocated office supplies, equipment rental and corporate overhead.

               d. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS: Harvey shall, within 90 days after the Merchandising Amendment Date, be responsible for handling all Merchandising-related copyright and trademark expenses and litigation to protect or enforce Merchandising-related copyright or trademark rights in the Casper Characters or related to the specific Product featuring the Casper Characters, and shall use its best efforts to protect and enforce the Merchandising-related copyrights and trademarks in the Casper Characters and Products featuring the Casper Characters. Universal, however, shall provide reasonable cooperation and assistance to Harvey in protecting and enforcing the Merchandising-related copyrights and trademarks in the Casper Characters and Products featuring the Casper Characters. Universal shall cooperate and assist Harvey in transitioning any Merchandising-related copyright or trademark matters currently pending so that all such matters may be transferred, where deemed appropriate by both Universal and Harvey, to Harvey with a minimum of disruption.

        5. PAYMENTS BY HARVEY:

               a. ACCOUNTING STATEMENTS AND REPORTS: Harvey agrees to provide Universal with quarterly accounting statements with respect to amounts due to Universal under Paragraph 4 above. Such statements shall conform to the end of Harvey's corresponding accounting periods, shall be delivered within 90 days thereafter, and shall be accompanied with



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payment of the amount, if any, shown to be due. In addition, Harvey shall remit to Universal a projected Merchandise royalty report approximately thirty (30) days after the end of each quarter, and will request licensees to remit to Universal a copy of the Merchandise royalty report which relates to Universal only. Nothing contained in this Paragraph 5 shall affect the Parties audit rights under any other agreement.

               b. AUDIT RIGHTS: Universal shall have the right to audit Harvey's books of account, but only as they relate to the Exploitation of rights under Paragraph 4, not more frequently than once annually, by either (x) a national firm of certified public accountants of a stature equal to Price Waterhouse LLP or Deloitte and Touche, or (y) such other first-class reputable firm of certified public accountants as Harvey in its good faith discretion may approve. No audit may (x) go into transactions reported in any statement period rendered prior to the commencement of any earlier audit, or (y) continue for longer than 45 consecutive business days. Harvey will use its good faith efforts to cooperate with Universal in the conduct of any audit.

               c. DISPUTES: Each quarterly accounting statement shall be deemed correct and conclusive and binding on Universal on the expiration of 12 months after it is given, and the inclusion in any statement of information or items which appeared in a previous statement shall not render any such information or terms contestable or recommence the running of such 12 month period with respect thereto; provided that if Universal delivers a written notice to Harvey objecting to any such statement or item within such 12 month period and if such notice specifies in detail the particular items to which Universal objects and the nature of Universal's objections thereto, then insofar as such particular items are concerned, such statements shall not be deemed correct or binding on Universal hereunder. Any objection to any statement given to Universal shall be deemed to have been waived unless an arbitration based thereon has been instituted by Universal against Harvey within 6 months following the expiration of such 12 month period. The arbitration pursuant to this provision shall be conducted in accordance with the Amended and Restated Agreement, and shall be binding on and non-appealable by both Parties.

        6. UNIVERSAL MERCHANDISING RIGHTS FOR CASPER FEATURE NEW PICTURES:

               Notwithstanding the provisions of Paragraph 4 above, in connection with a Casper Feature New Picture, Universal shall have the exclusive right to initiate and control the Merchandising Exploitation of the Casper Feature New Picture and the Casper Characters appearing in such Casper Feature New Picture, but (with respect to Merchandising Exploitation of such Casper Characters) only in connection with Merchandising related to or derived from such Casper Feature New Picture and only during the Harvey Preclusion Period (as defined in Paragraph 7 below) which has application to such Casper Feature New Picture. Universal shall be entitled to retain certain fees from the revenues from such Merchandising activities, and shall share the remaining revenues with Harvey as follows: (x) the Parties shall share Merchandising revenues from the First Sequel per the Pricing Schedule attached hereto; and (y) the Parties shall share Merchandising revenues for each other Casper Feature New Picture in accordance with Sections 2.9 and 2.10 of the Amended and Restated Agreement.

        7. MERCHANDISING PRECLUSION FOR THE CASPER CHARACTERS:



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               a. Harvey Preclusion Period:

               Subject to the terms and provisions set forth in this Paragraph 7, Universal shall be entitled to a preclusion period for Merchandising (the "Harvey Preclusion Period") as described below. The Harvey Preclusion Period will mirror the Theatrical Preclusion Period (as described in Paragraphs 2.6 and 2.7 of the Amended and Restated Agreement and the Pricing Schedule attached thereto as Schedule 2) as to timing, scope, restrictions, frequency, exceptions and all other respective rights and obligations of the Parties when a Theatrical Preclusion Period is in effect. In addition, the Harvey Preclusion Period Merchandising restrictions, exceptions and coordination requirements (described in Paragraphs 7b, 7c and 7d, respectively, below) which apply during a Harvey Preclusion Period shall apply during a Theatrical Preclusion Period. When a Theatrical Preclusion Period with respect to such Casper Feature New Picture is not in effect, the Harvey Preclusion Period shall be the period commencing upon Harvey's receipt of written notice from Universal (the "Non-TPP Preclusion Notice") that Universal intends in good faith to: (x) theatrically release and distribute a Casper Feature New Picture in at least 800 movie theaters domestically within the next twelve (12) months, and continuing until the date which is the earlier of (i) 12 months after the initial theatrical release of the Casper Feature New Picture, or (ii) 16 months after Harvey's receipt of such Non-TPP Preclusion Notice if, as of such date, the Casper Feature New Picture has not been initially released theatrically in at least 800 movie theaters domestically, provided that in no event shall any Harvey Preclusion Period for any initial theatrical release exceed 28 months; or (y) theatrically reissue and distribute a Casper Feature New Picture in at least 800 movie theaters domestically within the next six (6) months, and continuing until the date which is the earlier of (i) 12 months after the initial theatrical reissue of the Casper Feature New Picture, or (ii) 10 months after Harvey's receipt of the Non-TPP Preclusion Notice if, as of such date, the Casper Feature New Picture has not been initially reissued theatrically in at least 800 movie theaters, provided that in no event shall any Harvey Preclusion Period for any theatrical reissue exceed 22 months. Except for the first Harvey Preclusion Period, a Harvey Preclusion Period may not commence earlier than the third anniversary or later than the sixth anniversary of the beginning of the immediately preceding Harvey Preclusion Period, and then only if there were an initial release or a re-release of a Casper Feature New Picture theatrical sequel in at least 800 theaters in the Domestic Territory at any time during such immediately preceding Harvey Preclusion Period. Universal shall only be entitled to send a Non-TPP Preclusion Notice to Harvey if (x) there is no Initial Notice or Final Notice then in effect, (y) if Universal has a good faith intent to release (or reissue) the Casper Feature New Picture and (z) after a director and (if the Casper Feature New Picture is live action) two principal cast members for the Casper Feature New Picture have been made pay or play for such Casper Feature New Picture. Except when an Initial Notice has been given for a Theatrical Preclusion Period, Universal will use its best efforts in good faith to provide Harvey with written notice of the initial theatrical release (or reissue) date of a Casper Feature New Picture 18 months before the anticipated initial theatrical release (or reissue) date.

               b. SCOPE OF PRECLUSION:

               During a Harvey Preclusion Period, neither Harvey nor its film or television licensees, distributors, sublicensees and subdistributors (other than members of the Universal



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Group and its Existing Licensees as provided in this paragraph below) shall engage in Merchandising activities, including without limitation Merchandising through Promotional Tie-Ups, with respect to the Casper Characters appearing in the Casper Feature New Picture that is the subject of such Harvey Preclusion Period or with respect to Products featuring such Casper Characters, except as set forth in this subsection (b) or subsection (c). Following the commencement of the Harvey Preclusion Period, Harvey (and its agents and licensees) shall be permitted to negotiate and enter into new Merchandising licenses, or renew or extend any existing Merchandising licenses (together, "New Licensee") for the Casper Characters featured in a Casper Feature New Picture to which the Harvey Preclusion Period applies, provided however, that neither Harvey (nor its agents or licensees) will grant to any New Licensee the right to (x) release (and Harvey will not itself release) Merchandise featuring such Casper Characters into the marketplace; or (y) market or advertise (and Harvey will not itself market or advertise) such Merchandise, in each case during the Harvey Preclusion Period. If, however, at the time the Harvey Preclusion Period commences, Harvey (or any of its licensees or agents) has already granted a Merchandising license to a licensee ("Existing Licensee") which license runs into the Harvey Preclusion Period, said Existing Licensee shall not be precluded from releasing Merchandise into the marketplace during the Harvey Preclusion Period, provided that Harvey shall use its best efforts as described more particularly in Paragraph 7d below to facilitate coordination between the Existing Licensees and Universal's marketing and Merchandising efforts in connection with the Casper Feature New Picture. For example, if an Existing Licensee wishes to release Casper Merchandise into the marketplace during the Harvey Preclusion Period, Harvey shall use its best efforts to coordinate such release so that it does not interfere with or undermine Universal's Merchandising efforts in connection with a Casper Feature New Picture. Each license with a New Licensee shall prohibit the New Licensee from releasing Merchandise into the marketplace during the Harvey Preclusion Period and require the New Licensee to indemnify Harvey with respect to any breach of the license, including any release of Merchandise into the marketplace during the Harvey Preclusion Period, and each license with an Existing Licensee shall require the Existing Licensee to coordinate with Harvey with respect to the Merchandising Exploitation of the Casper Characters and the Exploitation of other Products. Harvey shall use its best efforts to ensure that each New Licensee and Existing Licensee complies with the terms of its Merchandising license.

               c. EXCEPTIONS:

                      Notwithstanding the foregoing:

                      (i) The Harvey Preclusion Period shall not apply to Harvey's Merchandising Exploitation through Promotional Tie-Ups, including fast food promotions, in connection with Harvey's "Casper, A Spirited Beginning" scheduled for release in 1997. Universal shall be given prompt written notice of any such permitted Promotional Tie-Ups.

                      (ii) The Harvey Preclusion Period shall not apply to the Merchandising, manufacturing and sale of Merchandise at any Harvey Family Entertainment Center or Harvey Retail Store. During a Harvey Preclusion Period, Harvey will not sell from any Harvey Retail Store which is a store-within-a-store any Casper related merchandise that has not



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been purchased at arm's length from a third party licensee, and if Universal does not financially participate in Harvey's arm's length purchase from a licensee with respect to any such merchandise, then Harvey will pay Universal the royalty described in the Merchandising Pricing Schedule attached hereto upon the sale of such merchandise designed to place Universal and Harvey in roughly the same position as the Parties believe they would have been in had such article of merchandise been acquired by Harvey during the Harvey Preclusion Period from a Universal licensee.

                      (iii) During a Harvey Preclusion Period, Harvey will not be prohibited from purchasing Merchandise for its Family Entertainment Centers or Harvey Retail Stores from Merchandising licensees.

               d. Coordination of Merchandising Activities:

               The Parties are not required to coordinate competing promotional activities. However, the Parties recognize the significant value of the "Casper" rights Harvey and Universal both possess. More specifically, Universal recognizes that the "Casper" direct-to-video rights are tremendously valuable to Harvey and Harvey recognizes that the "Casper" theatrical motion picture rights are tremendously valuable to Universal. In an effort to avoid conflicts in the enjoyment of their respective rights, the Parties agree, subject to legal constraints, to meet and confer from time-to-time to consider the proposals of one another concerning the adoption of cooperative strategies and coordination of licenses during a Harvey Preclusion Period.

        8. PAYMENT OF ADVANCE TO HARVEY:

               Universal shall pay to Harvey, upon commencement of each 12 month period of the Harvey Preclusion Period after the Merchandising Amendment Date, an advance against the Merchandising revenues payable by Universal under Paragraph 6 as indicated in the Pricing Schedule attached hereto. Universal shall retain all Merchandising revenues otherwise payable to Harvey as contemplated under Paragraph 6 until it has recouped amounts advanced. Amounts advanced to Harvey with respect to a Harvey Preclusion Period which is a Theatrical Preclusion Period shall be subject to refund in the circumstances (and only in the circumstances) contemplated under Section 2.7(b)(iii) of the Amended and Restated Agreement. Once the Merchandising restrictions are in effect during a Theatrical Preclusion Period, Harvey will be guaranteed the merchandising advance.

        9. HARVEY OVERHEAD RECOUPMENT:

               Upon commencement of a Harvey Preclusion Period after the Merchandising Amendment Date, and continuing throughout the term of such Harvey Preclusion Period, Harvey shall be entitled to deduct from the gross revenues it receives from Merchandising the Casper Characters 50% of that portion of Harvey's overhead directly related to Harvey's Merchandising of the Casper Characters featured in the Casper Feature New Picture related to such Harvey Preclusion Period (and no other Characters), which shall be computed as follows:

               Total Merchandising revenues for the Casper Characters featured in the Casper



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Feature New Picture related to the Harvey Preclusion Period for the 12-month period immediately preceding the commencement of the Harvey Preclusion Period, excluding (x) any revenues from such Casper Characters received by Harvey from Universal Theme Parks or in connection with any Harvey Family Entertainment Center or Retail Store, and (y) any payment made by Universal hereunder ("Casper Base Year Revenues"), divided by the total Harvey Merchandising revenues from such Casper Characters for such 12-month period ("Harvey Base Year Revenues"), times Harvey's direct overhead costs associated with Merchandising (calculated in accordance with generally accepted accounting principles) for such 12-month period, provided that for purposes of calculation, Harvey's aggregate direct overhead costs associated with Merchandising shall not exceed its directly related costs for the four employees Harvey is required to hire under Paragraph
14. For example, if Harvey Base Year Revenues were $3,000,000, and Casper Base Year Revenues were $1,000,000 of the total, and Harvey's overhead costs for such period associated with the Merchandising were $600,000, then Harvey would be entitled to recoup, before Universal's or Harvey's participation, $8,333 for each month that the Harvey Preclusion Period is in effect, provided that in no event shall the amount of Merchandising revenues payable to Universal pursuant to Paragraph 4 after deducting such overhead costs be less than zero.

        10. UNIVERSAL THEME PARK RIGHTS:

               Notwithstanding the provisions of Paragraphs 2 and 4 of this Merchandising Amendment, Universal shall continue to have all existing rights set forth in the Amended and Restated Agreement and the Stroller Agreement (if executed) with respect to the Exploitation of Characters and Products in Theme Parks, including without limitation the right to conduct Merchandising activities in its Theme Parks under the terms of existing agreements between the Parties. Harvey will act as the agent for Universal and agrees to continue to instruct licensees under licenses assumed by Harvey pursuant to this Merchandising Amendment to charge Universal only the amount of royalties currently paid by Universal under existing Universal Merchandising licenses for Merchandise sold in Universal Theme Parks, so long as Universal Theme Parks continue to remit royalty payments to Harvey, which payments shall not be included in Universal's Merchandising revenues.

        11. RIGHTS GRANTED TO FOX CHILDREN'S NETWORK:

               Nothing contained in this Merchandising Amendment shall modify any rights previously granted to Fox Children's Network, Inc. ("Fox") pursuant to that certain letter agreement between Fox and Universal dated as of October 26, 1994.

        12. UNIVERSAL'S AND HARVEY'S APPROVAL RIGHTS RELATING TO CASPER
            CHARACTERS:

               a. UNIVERSAL'S APPROVAL RIGHTS. Universal shall have the right during the term of this Merchandising Amendment (Paragraph 15 hereunder) to approve Harvey's choice of Merchandising agents, and Harvey's business decisions in connection with Harvey's (or any agent's) grant of Merchandising licenses to third parties for (x) the Casper character and New Universal Elements (and Products based on or featuring the Casper Character and any New Universal Elements) in all media, and (y) the other Casper Characters (and Products based on or



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featuring the Casper Characters) in all media produced or released by Universal, and any direct-to-video (live action or animation) whether or not produced by Universal (e.g., initial deal approval, the duration and other terms of any license or commitment in connection therewith), including the grant of Promotional Tie-Up rights, provided, however, that Universal understands that with respect to approvals related to Promotional Tie-Up rights for any direct-to-video produced by Harvey or its licensees, in the event of a disagreement Harvey's decision shall be final. Universal shall have mutual approval over Products and style guides with respect to Merchandising for the Casper Characters and Products featuring the Casper Characters by Harvey or its licensees, provided, however, that in the event of a disagreement, Harvey's decision shall be final. Harvey shall, regardless of whether Universal has approval rights for a license under this paragraph, use its best efforts to ensure that all of its licensees maintain the integrity of the Casper Characters and produce high-quality Products so as not to diminish the value of the Casper Characters.

               Universal's approval rights for Merchandising licenses and Products and style guides covering New Universal Elements as defined in the Amended and Restated Agreement (e.g. Kat, Whipstaff Manor) will continue in perpetuity, whether or not for media produced, released or distributed by Universal, such approval not to be unreasonably withheld.

               b. HARVEY APPROVAL RIGHTS. In connection with Universal's Merchandising rights under Paragraph 6 of this Merchandising Amendment, Harvey shall have the right to approve Universal's choice of Merchandising agents, and Universal's business decisions in connection with Universal's (or any agent's) grant of Merchandising licenses to third parties, including without limitation the grant of Promotional Tie-Up rights, provided that Harvey shall have no such right of approval with respect to the grant of Promotional Tie-Up rights related to the initial theatrical and home video release of the First Casper Sequel except for the limited purpose of ensuring that the Casper Characters are depicted in a manner consistent with the artistic representation of the Characters as the same have been depicted heretofore. Harvey shall similarly have approval rights over Products and style guides developed or used by Universal and its licensees and agents in connection with Casper Character-related Merchandising, it being understood that in the event of a disagreement, Harvey's decision shall be final.

               c. STANDARDS AND PROCEDURES FOR APPROVALS. Neither Party shall unreasonably withhold any of its approvals requested hereunder and a Party from whom approval is sought shall use its best efforts to respond in writing to the Party seeking approval within 5 business days of the initial request for approval. In the event a Party reasonably requests the other Party's expedited approval, the Party whose approval has been sought shall use its best efforts to respond to the requesting Party within 3 business days. If the Party whose approval has been sought fails to respond within the allotted time periods set forth herein, such Party whose approval has been requested will be deemed to have approved of the requesting Party's request. The requesting Party's request for approval of any Merchandising license shall be accompanied by such information as the other Party shall reasonably request. Any request for approval of a Product or style guide shall be accompanied by a prototype, artist's rendition or sample that is sufficiently detailed to permit the reasonable exercise of the approval rights granted hereby. For purposes of this paragraph, approval of a license will not be deemed unreasonably withheld if the



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

terms of the license are inconsistent with industry standards.

        13. ASSUMPTION OF EXISTING MERCHANDISING LICENSE AGREEMENTS:

               Universal hereby assigns to Harvey, and Harvey assumes and agrees to perform, Universal's product review and approval obligations under all of Universal's existing Merchandising licensing agreements for the Casper Characters.

        14. HARVEY'S MERCHANDISING EFFORTS:

                Harvey has hired and agrees to maintain during the term of Universal's financial participation under Paragraph 4 of this Merchandising Amendment (pursuant to the first sentence of Paragraph 15) at least four additional employees to handle merchandising of Characters and Products, and to use throughout such term its best efforts in the exploitation of rights under Paragraph 4 above to maximize quality, exposure and revenues.

        15. TERM; OTHER AGREEMENTS:

               a. TERMINATION OF UNIVERSAL'S FINANCIAL PARTICIPATION. This Merchandising Amendment shall become effective as of the Merchandising Amendment Date, and Universal's Merchandising financial participation under Paragraph 4 and this Merchandising Amendment shall expire on the earlier of (i) two and one-half years after the completion of the last television motion picture produced under the PSO Agreement, or (ii) December 7, 2000, provided that Universal's participation in Merchandising from Universal's Casper animated television series will expire on the later of December 7, 2000 or 30 months after the completion of production of the last television series episode produced under the PSO Agreement. Additionally, Universal's Merchandising financial participation for New Universal Elements only (e.g. Kat, Whipstaff Manor, as defined in the Amended and Restated Agreement) will survive until termination of this Merchandising Amendment.

               b. OTHER AGREEMENTS. Except as specifically set forth in this Merchandising Amendment, nothing contained herein is intended to affect the Parties' respective rights and obligations under the Related Agreements, and each Party hereby reserves all of its rights under such agreements other than as specifically modified by the Amended and Restated Agreement and this Merchandising Amendment.

               c. SURVIVAL OF CERTAIN PROVISIONS. Paragraphs 1, 4d, 5, 6, 7, 8, 9, 15, 17, 18, and 21 shall survive expiration of this Merchandising Amendment, but shall be effective after such expiration only so long as Universal (or any of its direct or indirect transferees, assignees or successors in interest) retains Casper motion picture rights. In addition, Paragraphs 10 and 11 shall survive termination of this Agreement, provided that the foregoing shall not extend the terms of the agreements described in those paragraphs.

        16. INTERACTIVE BONUS:

               Universal shall pay Harvey a non-refundable interactive bonus of $250,000 for the



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

period ended September 30, 1996. The bonus was paid in full on August 27, 1997.

        17. REPRESENTATION BY COUNSEL:

               Each Party hereto has been represented or has had the opportunity to be represented by counsel of its own selection and shall be deemed to have participated equally in the drafting of this Merchandising Amendment. Each Party has reviewed this Merchandising Amendment with such counsel and understands its terms.

        18. UNIVERSAL AND HARVEY PROMOTIONAL RIGHTS:

               Notwithstanding the provisions of Paragraph 4 and subject to the terms of this Merchandising Amendment, Universal shall continue to have the right to advertise, market, exploit and publicize all Products released by Universal. Subject to the terms of this Merchandising Amendment, Harvey shall continue to have the right to advertise, market, exploit and publicize all Products released by Harvey.

        19. PROMOTIONAL TIE-UP LICENSES:

               Promotional Tie-Up arrangements entered into by either Harvey or Universal or their respective licensees with third parties will be entered into on an arm's length basis, and Harvey or Universal, as the case may be, will provide the other with copies of all such agreements promptly after they are executed provided, however, that when Universal's financial participation under Paragraph 4 herein terminates (pursuant to the first sentence of Paragraph 15), Harvey's obligations under this paragraph shall also terminate.

        20. INTENTIONALLY OMITTED

        21. RIGHTS UPON BREACH:

               No material or non-material breach of this Merchandising Amendment by Harvey shall affect Harvey's rights under Paragraphs 2 and 3 of this Merchandising Amendment. All disputes hereunder between the Parties shall be submitted to binding arbitration consistent with the arbitration provisions of the Stock Purchase Agreement.

               Please acknowledge your acceptance of the foregoing which shall be effective as of the Merchandising Amendment Date by countersigning a copy of this letter below.

                                        Sincerely,



                                        Universal Studios, Inc.


Accepted and Agreed to:

The Harvey Entertainment Company


By:_____________________________

Date:

Universal Consumer Products


By:_____________________________

                                PRICING SCHEDULE

                                 FINANCIAL TERMS


1.      Sharing of Merchandising Revenues from the First Sequel (Paragraph 6):

        Universal shall pay to Harvey XXXXXX (XXX%) of all Casper
        Picture-related Merchandising of the First Sequel, after deducting only the following amounts in the following order:

        - Costs of up to XXX% of gross revenues incurred by Universal in the exercise of its Merchandising rights under Paragraph 6.

        - A distribution fee of XXX% on the gross revenues after the XXX% cost allowance (i.e. XXX% x XXX%)

        For example: If Universal's Casper Picture-related Merchandising revenue for the First Sequel is $1,000,000, Universal may take up to XXX% ($XXXXXX) off the top, leaving $XXXXXX on which a XXX% distribution fee will be computed ($XXXXXX). Universal would then pay Harvey XXX% of the net amount remaining ($XXXXXX), or $XXXXXX.

2. Harvey Retail Stores merchandise royalty (Paragraph 7.c(ii)): XXX% of gross revenues.

3.      Minimum Advance (Paragraph 8): The greater of the (x) XXXXXX dollars or
        (y) the revenues retained by Harvey from Merchandising activities under Paragraph 4 above for the twelve (12) months preceding the commencement of the Harvey Preclusion Period. Upon commencement of any period of the Harvey Preclusion Period which is less than 12 months, Universal shall pay to Harvey a prorated portion of such advance.

4. Example of Minimum Advance Amounts Payable During Merchandising Preclusion Period (Paragraph 8):

        If the Harvey Preclusion Period is 24 months, Universal must pay to Harvey a minimum of $XXXXXX (i.e., $XXXXXX at the beginning of such Preclusion Period and the second $XXXXX on the beginning of the 13th month of such Preclusion Period. If the Harvey Preclusion Period is 28 months, Universal must pay to Harvey a minimum of $XXXXXX (i.e., $XXXXXX at the beginning of such Preclusion Period, $XXXXXX on the beginning of the 13th month of such Preclusion Period, and $XXXXXX on the beginning of the 25th month of such Preclusion Period).






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